Exhibit 4.3

CONFIDENTIAL

SIDE AGREEMENT OF HAVRE GLOBAL AB

This SIDE AGREEMENT (this “Agreement”), dated as of Feb. 9 2021, is entered into by and among:

(i)	Nativus Company Limited (the “Lead Investor”);

(ii)	those Persons from time to time listed in Schedule A (the “Co-Investors”);

(iii)	those Persons from time to time listed in Schedule B (the “2020 Investors” and collectively with the Lead Investors and the Co-Investors, the “Investors”);

(iv)	Havre Global AB, reg. no 559081-1989 (the “Company”);

(v)	Verlinvest S.A. (“Verlinvest”);

(vi)	China Resources Verlinvest Health Investment Ltd. (“CRVV”); and

(vii)	Blossom Key Holdings Limited.

W I T N E S S E T H

WHEREAS, Verlinvest and CRC indirectly own the Lead Investor through CRVV and the Lead Investor in turn directly owns Shares in the Company;

WHEREAS, the Investors are direct shareholders in the Company, and the Investors and the Company are parties to an amended and restated shareholders’ agreement of the Company dated July 21, 2020 (the “Shareholders’ Agreement”);

WHEREAS, it is proposed that the Company pursue a potential initial public offering and sale of the Shares of the Company in the United States (the “U.S. Offering”);

WHEREAS, pursuant to the Shareholders’ Agreement, the Lead Investor has ultimate control over the timing and manner of the U.S. Offering, including the initiation thereof, and as a condition and material inducement to the Lead Investor’s approval of the preparation by the Company for a U.S. Offering, the parties hereto are entering into this Agreement, which provides for certain matters as agreed by and among the parties hereto.

NOW, THEREFORE, for and in consideration of the foregoing premises and the mutual promises, covenants and obligations contained herein, the parties hereto hereby agree as follows:

1.	Definitions and Interpretation

1.1.	As used herein, the following terms shall have the following meanings:

“Affiliate” means, with respect to a Person, any other person which, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with such person, and the term “Affiliated with” shall have a correlative meaning.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlled by” and “under common Control with” shall have correlative meanings.

“Additional Listing” means, in addition to the U.S. Offering and listing in the U.S., (i) the listing of the Company’s Shares or depositary receipts (or the shares or depositary receipts of an alternative listing vehicle in the event that the Company is required to be re-domiciled or reorganized) on the Hong Kong Stock Exchange through a secondary listing, or otherwise (ii) the listing of the Company’s Shares or depositary receipts on the Hong Kong Stock Exchange through a primary or dual primary listing if the Company does not satisfy the requirements for a secondary listing on the Hong Kong Stock Exchange.

“Applicable Laws” means, with respect to any Person, any transnational, domestic or foreign federal, national, state, provincial, local or municipal law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, executive order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by, or governmental approval, concession, grant, franchise, license, agreement, directive, or other governmental restriction or any similar form of decision of, or determination by, or any formally issued written interpretation or administration of any of the foregoing by, a Governmental Authority that is binding upon or applicable to such Person or any of such Person’s assets, rights or properties.

“CRC” means China Resources (Holdings) Co. Limited or any of its Affiliates holding or beneficially owning any Shares in the Company from time to time (as applicable).

“CRC Investor” means Blossom Key Holdings Limited or any of the Affiliates of CRC that holds or beneficially owns Shares in the Company from time to time (as applicable).

“Governmental Authority” means any international, supranational or national government, any state, provincial, local or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of any nation or jurisdiction, or any political subdivision thereof, any court, tribunal or arbitration panel, or any self-regulatory organization.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Material Adverse Effect” means any:

(i)

restriction on the ability of any director of the Company appointed or nominated by CRC or its Affiliates to receive information from the Company otherwise available to other directors of the Company, or share such information with CRVV and CRC (in circumstances where such information could be shared by directors nominated by other shareholders of the Company), in each case as a result of U.S. Measures;

(ii)

requirement or request from any U.S. Governmental Authority, or as a result of any Applicable Laws in the United States (or any proposed law, regulation or proceeding) or U.S. Measures, for any shareholder or beneficial owner of the Company or CRVV or any of such shareholder’s or beneficial owner’s Affiliates to divest any of its direct or indirect shareholdings or interest in any of the Company, CRVV or their respective Affiliates;

(iii)	suspension of trading of any Shares of the Company (excluding short term suspensions in trading resulting from ordinary course activities of the Company);

(iv)

prohibition or restriction on the investment, trading, purchase, ownership, or providing or obtaining any economic exposure, with respect to any Shares, securities or interest in the Company, CRVV or any of their respective Affiliates as a result of U.S. Measures; or

(v)

the directors appointed or nominated by CRC, the Lead Investor or their respective Affiliates on the board of directors of the Company from time to time are disqualified, suspended or otherwise restricted from exercising their powers, rights, duties, authorities or responsibilities as directors, as required or requested from any U.S. Governmental Authority, or as a result of any Applicable Laws in the United States (or any proposed law, regulation or proceeding) or any U.S. Measures, provided that CRC, the Lead Investor or their respective Affiliates, as the case may be, (A) have used reasonable efforts but fail to replace such directors with persons nominated by CRC, the Lead Investor or their respective Affiliates, as the case may be, who are not restricted from exercising their powers, rights, duties, authorities or responsibilities as directors, or (B) would not be able to do so in any event even if reasonable efforts were to be used, other than where any of the above events occur as a result of any action or step taken by CRC Investor or its Affiliates which is voluntary in nature and not required by Applicable Law or U.S. Measures.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, joint stock company, association, unincorporated organization, trust or other entity or organization, including any Governmental Authority, officer, department, commission, board, bureau or instrumentality thereof.

“Preparatory Actions” means the following and any other actions of the Company, in each case as may be necessary for completing the Additional Listing in a timely manner (as reasonably determined by the lead sponsors in the Additional Listing):

(i)	pre-IPO consultation with the Hong Kong Stock Exchange;

(ii)

providing relevant information relating to the Company and its shareholders to the sponsors, the Hong Kong Stock Exchange and any other applicable Governmental Authorities as may be reasonably requested;

(iii)	amending the Company’s constitutional documents to comply with the listing requirements of the Hong Kong Stock Exchange or any other applicable Governmental Authority;

(iv)	changing the structure of the board of directors of the Company;

(v)	adjusting shareholder protection mechanisms;

(vi)	changing the domicile of the Company in the event that Sweden is not approved as an acceptable jurisdiction by the Hong Kong Stock Exchange; and

(vii)	making other changes to the corporate governance of the Company.

“Shares” means ordinary shares of the Company.

“U.S. Measures” means any U.S. governmental, legislative, regulatory or administrative action, enactment, sanction, investigation, order, rule, regulation, proceeding, inquiry, statement, directive or other measures.

1.2.

The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be disregarded in the construction or interpretation hereof. References to paragraphs, Exhibits and Schedules are to paragraphs, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meanings given to them in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Laws. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to “dollars”, “$” or “US$” are to U.S. dollars.

2.	Additional Listing

2.1.

Subject to the limitations set forth herein, the Company shall, and CRVV and the Lead Investor shall cause the Company to, upon a written request by the CRC Investor, promptly take the Preparatory Actions to complete the Additional Listing, in the event that:

(a)

the Company’s application or preparation for the U.S. Offering or its status as a listed company in the U.S. has or results in a Material Adverse Effect as a result of the status of the Company, CRVV, CRC or any of their respective shareholders or beneficial owners or Affiliates of any of the foregoing, or their respective directors, officers or employees, as being owned or Controlled by, or otherwise Affiliated with, a non-U.S. state, Governmental Authority or political party (or perceived as such), at any time for so long as such Material Adverse Effect subsists; or

(b)

at any time, and from time to time, after the second (2nd) anniversary of the completion of the U.S. Offering, the Company and its subsidiaries generate more than 25% of its consolidated revenue from sales in the Asia-Pacific Region for each of the two (2) consecutive fiscal quarters for which financial statements are available prior to the CRC Investor’s request described pursuant to this paragraph 2.1 (it being understood that if there are multiple two (2)-fiscal quarter periods during which the foregoing condition is satisfied, the CRC Investor may make such request after the end of any of such two (2)-fiscal quarter periods), provided, however, that if the Company’s board of directors determines in good faith, upon consultation with the financial advisors or sponsors in such Additional Listing, that the marketing or pricing of the Additional Listing should be postponed due to market conditions, the Company’s board of directors may postpone the Additional Listing and shall discuss timing for completing the Alterative Listing with CRC in good faith, and notwithstanding anything to the contrary in this proviso, the Company shall still be obligated to, and CRVV and the Lead Investor shall still be obligated to cause the Company to, commence and take Preparatory Actions in connection with the Additional Listing promptly upon request by the CRC Investor;

provided, further, that notwithstanding anything to the contrary herein, if the Company fails to complete an Additional Listing as required in accordance with the foregoing in this paragraph 2.1, the CRC Investor’s right to require the Company to, and CRVV and the Lead Investor to cause the Company to, pursue the Additional Listing shall continue in full force and effect and shall not lapse or be waived or prejudiced notwithstanding any time limit stated elsewhere in this paragraph 2.1.

2.2.

Notwithstanding anything to the contrary in paragraph 2.1, the Company, Lead Investor and CRVV shall not be required to seek an Additional Listing or take any Preparatory Actions pursuant to paragraph 2.1 if:

(a)

at the time of such request, (A) CRC and its Affiliates no longer beneficially own, in the aggregate, the number of Shares in the Company representing at least fifteen per cent (15)% of the voting power of all issued and outstanding Shares of the Company immediately after the consummation of the U.S. Offering, as adjusted appropriately to reflect any share subdivision, combination, consolidation, reverse share split, reclassification, share dividend or share distribution that may have occurred subsequent thereto, or (B) the voting power of the shares beneficially owned, in the aggregate, by CRC and its Affiliates in the Company is lower than that of Verlinvest and its Affiliates (it being understood that, for purposes of this Agreement, CRC and its Affiliates are deemed to beneficially own the same percentage of the Shares of the Company that may be held by the Lead Investor as their percentage of beneficial ownership in the Lead Investor);

(b)

listing with the Hong Kong Stock Exchange (or maintaining such listing) would reasonably be expected to have a material adverse impact on the valuation of the Company or its overall operations as determined by the board of directors of the Company based on reasonable advice from its external financial and legal advisors, and only if the board of directors of the Company, upon consultation with its external financial and legal advisors, determines in good faith that completing such Additional Listing shall be in contravention of their fiduciary duty under Applicable Laws for the reasons referred to in this paragraph (b).

3.	Facilitation of Exit

Without limiting or prejudicing paragraph 2, in the event that there is or would reasonably be expected to be a Material Adverse Effect, the Company and CRVV shall promptly take all reasonable actions to facilitate the exit of any shareholder of the Company or CRVV affected or involved in such Material Adverse Effect, including the sale of such shareholders’ Shares in the Company to a third party at fair market value and terms, and/or registering the Shares of the Company with the applicable exchange or regulatory body(ies) to allow for the public sale of the Shares, if requested by such shareholder.

4.	Exculpation

The parties hereto acknowledge and agree that if:

(i)	the U.S. Offering or Additional Listing is unsuccessful or adversely affected, or

(ii)	after the completion of the U.S. Offering, the Company encounters a loss of market valuation, or the risk of delisting or suspension of trading or listing,

in each case of (i) and (ii) above, as a result of CRC, CRVV, the Company or their respective shareholders or Affiliates being a target of any U.S. Measures as a result of the status of any of the foregoing entities or beneficial owners or their respective directors, officers or employees as being owned or Controlled by, or otherwise Affiliated with, a non-U.S. state, Governmental Authority or political party (or perceived as such), then:

(a)

CRVV, CRC and their respective Affiliates will not be liable to Verlinvest, the Company, CRVV or any of their respective shareholders or beneficial owners or Affiliates of any of the forgoing for any loss, damages or diminution in value suffered by any of the foregoing resulting from (i) or (ii) as a result of such U.S. Measures; and

(b)

none of the Company, Verlinvest or the Investors or their beneficial owners or the Affiliates of any of the foregoing shall have, or assert that they have, the right or claim against any of CRVV, CRC or their respective shareholders or beneficial owners or Affiliates of any of the foregoing as a result of the matters described in this paragraph 4, and such matters shall not constitute, or be used as, the basis of any claim against CRVV, CRC or their respective shareholders or Affiliates of any of the foregoing.

5.	General Provisions

5.1.

Subject to the terms and conditions of this Agreement, each party hereto will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Laws to consummate the transactions contemplated by this Agreement (including the Additional Listing if required). From time to time following the date hereof, the parties hereto shall execute and deliver such other instruments of assignment, transfer and delivery and shall take such other actions as any other party hereto reasonably may request in order to consummate, complete and carry out the transactions contemplated by this Agreement.

5.2.

Each Investor and Verlinvest shall (and shall, to the extent it is able to do so, cause its Affiliates who beneficially own any Shares or any shares of CRVV to), prior to the sale, transfer or any other disposition of any Shares to any of their respective Affiliates and as a condition thereto, cause such transferee to execute and deliver to each of the Company, the Lead Investor and CRC copies of a deed of accession (unless already bound hereby), pursuant to which such transferee agrees to be subject to and bound by the provisions of this Agreement to the same extent as the transferring Investor or Verlinvest.

5.3.

Except as otherwise expressly provided in this Agreement, none of the parties hereto may, without the prior written consent of the other parties, assign or otherwise transfer or assign the whole or any part of this Agreement, except that CRC may assign its rights, interest and entitlements under this Agreement to any of its Affiliates that hold or beneficially own any Shares.

5.4.

Each of the parties agrees to keep secret and confidential and not to use or disclose to any third party or enable or cause any person to become aware of any confidential information relating to this Agreement or the Company, except as agreed by the Company, CRC, Verlinvest and the Lead

Investor, but excluding any information which is in the public domain (other than through the wrongful disclosure by any party) or which they are required to disclose by law or by the rules of any regulatory body to which the Company is subject. Notwithstanding the foregoing, each of CRC, CRVV, Verlinvest and the Investors (as applicable) shall be entitled to disclose confidential information to its and its Affiliates and its and its Affiliates’ respective employees, officers, directors and professional advisors (including legal counsel).

5.5.

Each party hereto acknowledges that the remedies at law of the other parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any party to this Agreement, without posting any bond, and in addition to all other remedies that may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.

5.6.	This Agreement shall be governed by and construed in accordance with the laws of Sweden, without regard to the principles of conflicts of law of any jurisdiction.

5.7.

Any dispute arising out of or in connection with paragraph 4 of this Agreement shall be referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre (the “HKIAC”) for arbitration in Hong Kong. The seat of the arbitration shall be Hong Kong. The arbitration shall be conducted in accordance with the HKIAC Administered Arbitration Rules in force at the time of the initiation of the arbitration, which rules are deemed to be incorporated by reference into this paragraph 5.7. There shall be one (1) arbitrator jointly nominated by the parties to the arbitration, who shall be qualified to practice the laws of the Hong Kong. In the event that the parties to the arbitration cannot jointly agree on an arbitrator, the HKIAC shall appoint an arbitrator. The arbitral proceedings shall be conducted in English.

5.8.

Any dispute, controversy or claim arising out of or in connection with this Agreement (other than paragraph 4), or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the Arbitration Rules of the Arbitration Institute of the Stockholm Chamber of Commerce (the “SCC”). The arbitral tribunal shall be composed of one (1) arbitrator jointly appointed by the parties to the arbitration. In the event that the parties to the arbitration cannot jointly agree on an arbitrator, the SCC shall appoint an arbitrator in accordance with the Arbitration Rules of the SCC. The seat of arbitration shall be Stockholm. The language to be used in the arbitration shall be English.

5.9.

The award of the arbitral tribunal in accordance with paragraphs of 5.7 and 5.8 shall be final and binding upon the parties thereto. By agreeing to arbitration, the parties shall not be precluded from seeking injunctive relief and/or interim or provisional remedies from a court of competent jurisdiction in aid of arbitration, or pending the establishment of the arbitral tribunal or the arbitral tribunal’s determination of the dispute.

5.10.

This Agreement shall become effective (i) as of the date hereof as between the Company, CRVV, Verlinvest, the Lead Investor and the CRC Investor when each of the Company, CRVV, Verlinvest, the Lead Investor and the CRC Investor shall have executed and delivered this Agreement to each other and (ii) in respect of any Investor when each of such Investor, the Company, the CRC Investor and the Lead Investor shall have executed and delivered this Agreement to each other. The Company, CRVV and Lead Investor shall use their reasonable best efforts to procure the execution and delivery of this Agreement by all Investors as soon as practicable after the date hereof and in any event by March 15, 2021.

5.11.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

NATIVUS COMPANY LIMITED

By:	/s/ Patrice Thys
Name: Patrice Thys
Title: Director

[Signature Page to Oatly Side Letter]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HAVRE GLOBAL AB

By:	/s/ Toni Petersson
Name: Toni Petersson
Title: CEO

[Signature Page to Oatly Side Letter]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

VERLINVEST S.A.

By:	/s/ Eric Melloul /s/ Rafael Hulpiau
Name: Eric Melloul Rafael Hulpiau
Title: Director Joint Proxy-holder

[Signature Page to Oatly Side Letter]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CHINA RESOURCES VERLINVEST
HEALTH INVESTMENT LTD.

By:	/s/ Eric Melloul
Name: Eric Melloul
Title: Director

[Signature Page to Oatly Side Letter]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

CHINA RESOURCES VERLINVEST
HEALTH INVESTMENT LTD.

By:	/s/
Name:
Title:

[Signature Page to Oatly Side Letter]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

BLOSSOM KEY HOLDINGS LIMITED

By:	/s/
Name:
Title:

[Signature Page to Oatly Side Letter]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written

ÖSTERSJÖSTIFTELSEN

By:	/s/ Mattias Klintemar
Name: Mattias Klintemar
Title: Director

[Signature Page to Oatly Side Letter]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ÖSTE VENTURES AB

By:	/s/ Rickard Öste
Name: Rickard Öste
Title: CEO

[Signature Page to Oatly Side Letter]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BXG REDHAWK S.A.R.L

By:	/s/ John Sutherland
Name: John Sutherland
Title: Manager

By:	Blackstone Capital Partners Holdings Director LLC

By:	/s/ Kevin Kelly
Name: Kevin Kelly
Title: Authorized Signatory

BXG SPV ESC (CYM) L.P.

By: BXG Side-by-Side GP L.L.C., its general partner

By:	/s/ Christopher James
Name: Christopher James
Title: Authorized Signatory

[Signature Page to Oatly Side Letter]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

BXG REDHAWK S.A.R.L

By:	/s/ John Sutherland
Name: John Sutherland
Title: Sole Manager

BXG SPV ESC (CYM) L.P.

By: BXG Side-by-Side GP L.L.C., its general partner

By:	/s/ Christopher James
Name: Christopher James
Title: Authorized Signatory

[Signature Page to Oatly Side Letter]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BLACKSTONE GROWTH L.P.
By: Blackstone Growth Associates L.P., its general partner

By:	/s/ Christopher James
Name: Christopher James
Title: Authorized Signatory

[Signature Page to Oatly Side Letter]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

[OTHER SHAREHOLDERS/INVESTORS]

By:
Name:
Title:

[Signature Page to Oatly Side Letter]